Exhibit 99.1

                                                                    News Release
[SPRINT LOGO]

                                                                  Media Contact:
                                                      James Fisher, 703-433-8677
                                                       james.w.fisher@sprint.com

                                                     Investor Relations Contact:
                                                                Yijing Brentano,
                                                                    800-259-3755
                                                   investor.relations@sprint.com


                       SPRINT NEXTEL ANNOUNCES ACTIONS TO
                    REDUCE LABOR COSTS BY ABOUT $1.2 BILLION

OVERLAND PARK, Kan. - Jan. 26, 2009 - Sprint Nextel Corp. (NYSE: S) today announced that the company will take actions in the first quarter of 2009 to reduce internal and external labor costs by approximately $1.2 billion on an annualized basis. The actions include the elimination of approximately 8,000 positions within the company, which is expected to be largely completed by March 31. The positions to be eliminated will impact all levels of the company, and the impact on geographic locations will vary.

The reduction total includes approximately 850 positions expected to be eliminated under a voluntary separation plan started late last year. The company expects to recognize a charge in excess of $300 million in the first quarter of 2009 for severance and related costs associated with the reduction.

"Labor reductions are always the most difficult action to take, but many companies are finding it necessary in this environment," said Sprint CEO Dan Hesse. "We continue to improve the customer experience and these improvements are reflected in much higher levels of satisfaction in customer surveys and in independent performance tests. Our commitment to quality will not change."

Sprint has seen a notable reduction in calls per subscriber to customer care and increased customer satisfaction resulting from customer service improvements. The company is committed to these high standards of customer care and innovation. In line with this commitment, the headcount reductions in these functions will be less than in non-customer facing groups.
Furthermore, the company's networks continue to operate with current best-ever metrics and has resulted in Sprint being named by Gizmodo as the winner of its nationwide 3G data test last month. Sprint also offers customers the best value in the industry plus high-performance devices like the Samsung InstinctTM, the BlackBerry CurveTM and the upcoming Palm PreTM, that make it easy for customers to enjoy everything their wireless handsets can do.

The labor cost reductions are the latest action in the company's efforts to make its cost structure more competitive in the industry and to remain financially secure in a challenging economic environment. Sprint repaid $2 billion in debt in the second half of 2008, and renegotiated its credit facility terms with the expectation of sufficient liquidity to pay debt coming due during the next two years. At the end of the third quarter 2008,

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the company had a cash balance of $4.1 billion, and said that it had expected to continue to generate Free Cash Flow in the fourth quarter.

Company cost reductions also include a decision to suspend the 401(k) match for 2009, to extend a 2008 suspension of annual salary increases through 2009, and to suspend its tuition reimbursement program for 2009.

The company will release its fourth quarter 2008 financial results on Thursday, Feb. 19, which is earlier than previously announced. Information on accessing the earnings conference call will be issued a week in advance.

About Sprint Nextel

Sprint Nextel offers a comprehensive range of wireless and wireline communications services bringing the freedom of mobility to consumers, businesses and government users. Sprint Nextel is widely recognized for developing, engineering and deploying innovative technologies, including two wireless networks serving nearly 51 million customers at the end of the third quarter 2008; industry-leading mobile data services; instant national and international push-to-talk capabilities; and a global Tier 1 Internet backbone. For more information, visit www.sprint.com.